Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (333-224498, 333-224950 and 333-226150), Form S-3 (333-213321, 333-230422, 333-238789 and 333-269225)), and Form S-8 (333-184588, 333-223088, 333-225894, 333-23230, 333-263821, 333-276460 and 333-283841) of the report dated March XX, 2025 included in this Annual Report on Form 10-K of Oragenics, Inc. (the “Company”), relating to the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2024 (collectively referred to as, “Audit Report on the 2023 Form 10-K”) and inclusion therein of the Audit Report on the 2024 Form 10-K filed March XX, 2025 with the Securities Exchange Commission.

/s/ Cherry Bekaert, LLP.

Tampa, Florida

March 14, 2025